Exhibit 99.1
Tecumseh Products Company Announces Addition to Board

ANN ARBOR, Mich. - October 31, 2014 - Tecumseh Products Company (Nasdaq: TECU), a leading global manufacturer of compressors and related products, announced today the addition of Mr. Mitchell I. Quain to its Board of Directors.
On October 30, 2014, Tecumseh’s Board increased the current size of the Board of Directors from six to seven members and appointed Mitchell I. Quain as a director to fill the newly-created vacancy, effective immediately. Mr. Quain has also been appointed to the Governance and Nominating Committee.

“We believe Mitch’s background in the investment community, his experiences in strategic initiatives and public-company director expertise will be a tremendous asset to the board and to Tecumseh Products,” said Gary Cowger, Chairman of the Board of Directors. “We are very pleased that Mitch is joining the board.”
Mr. Quain has served as a Senior Advisor of The Carlyle Group L.P., a private investment firm, since 2012. From 2010 through 2011, Mr. Quain was a Partner at One Equity Partners, LLC, a private equity investment firm. From 2008 to 2010, he served as Managing Director of ACI Capital Co., LLC, a private equity investment firm. From 2001 through 2003, Mr. Quain served as Vice Chairman of Investment Banking at ABN AMRO, a global full service wholesale and retail bank. Prior to 2001, he served at ABN AMRO as Global Head of Industrial Manufacturing and of its banking business. Mr. Quain also serves as Chairman of the Board of Directors of MagneTek, Inc., a publicly-traded manufacturer of digital power and motion control systems, and serves on the Board of Directors of Hardinge Inc., a publicly-traded international provider of machine tools, RBC Bearings Incorporated, a publicly-traded specialty bearings manufacturer, and Astro-Med, Inc. a publicly-traded manufacturer of specialty printers, data acquisition systems and medical equipment. Mr. Quain previously served on the Board of Directors of publicly-traded DeCrane Aircraft Holdings, Inc., publicly-traded HEICO Corporation, publicly-traded Mechanical Dynamics, Inc., publicly-traded Titan International, Inc., publicly-traded Handy & Harman Ltd., publicly-traded Allied Products Corporation and Register.com.

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s Website at www.tecumseh.com.

Contact:	Janice Stipp
Tecumseh Products Company
734-585-9507
Investor.relations@tecumseh.com